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                                  Exhibit 10

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 2, 2007 relating to the financial statements of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to use in this Registration Statement of our report dated March 23, 2007, relating to the financial statements of Pruco Life Insurance Company, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 19, 2007